UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2010

ALARION FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-51843	20-3851373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Northeast First Avenue, Ocala, Florida 34470

(address of principal executive offices)

Registrant’s telephone number: (352) 237-4500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition.

On April 28, 2010, Alarion Financial Services, Inc. (the “Company”) announced it will record an increase to the allowance for loan and leases of approximately $2 million in the second quarter of 2010.

The adverse economic environment has resulted in a continued decline in residential real estate values, particularly relating to residential land, lots, and lot development loans. The Company’s process for executing the workout plans for these loans involves periodically obtaining updated appraisals. The additional provision expense is a result of updated appraisal values and ongoing progress towards bringing these problem loans to a resolution.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders (the “Annual Meeting”) of the Company was held on April 28, 2010 to vote on the following proposals:

Proposal I:	Election of nine directors
Proposal II:	An advisory vote on Executive Compensation
Proposal III:	Ratification of the appointment of Hacker, Johnson & Smith PA as independent auditors
Proposal IV:	Adjournment of the meeting

Listed below are the results of the matters subject to a vote of security holders:

	For	Against	Withheld	Abstain	Broker Nonvote
Proposal I
Spencer Barrett	1,434,199	—	—	—	—
Carol R. Bosshardt	1,433,949	—	250	—	—
Gloria W. Fletcher	1,434,199	—	—	—	—
Michael P. Hill	1,434,199	—	—	—	—
Jon M. Kurtz	1,434,199	—	—	—	—
Ignacio L. Leon	1,434,199	—	—	—	—
Loralee W. Miller	1,434,199	—	—	—	—
Job E. White	1,434,199	—	—	—	—
Thomas W. Williams, Jr.	1,433,449	—	750	—	—

Proposal II	1,224,654	130,850	—	78,695	—

Proposal III	1,409,924	11,825	—	12,450	—

Proposal IV	1,389,499	30,750	—	13,950	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALARION FINANCIAL SERVICES, INC.
(Registrant)
Date: May 3, 2010
/S/ MATTHEW IVERS
Matthew Ivers
Chief Financial Officer